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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                     Three Months
                                                   Ended January 31,                       Year Ended October 31,
                                                   -----------------                       ----------------------
                                                    2002       2001         2001         2000        1999        1998         1997
                                                    ----       ----         ----         ----        ----        ----         ----
                                                                               (Dollars in thousands)
Net Income (Loss)                                 18,161       6,923       63,686       33,163      30,075      25,403      (6,970)
Add:
  Federal and State Inc Taxes                     11,636       4,637       42,668       18,655      19,674      15,141      (5,154)
  Extraordinary Loss                                                                                   868         748
  Interest Expensed Residential & Commercial      13,702       9,505       51,446       34,956      31,570      39,352      37,704
  Interest Expensed Mortgage & Finance
  Subsidiaries                                       848         601        3,180        2,491       3,240       3,099       1,778
  Amortization of Bond Prepaid Expense               247         230          976          670         549         625         636
  Minority Interest                                  123         (63)         (38)         910
                                                ----------------------------------------------------------------------------------
     Total Earnings                               44,717      21,833      161,918       90,845      85,976      84,368      27,994
                                                ==================================================================================

Fixed Charges:
  Interest Incurred Residential & Commercial      11,477      11,572       47,272       38,878      24,594      28,947      34,777
  Interest Incurred Mortgage & Finance
  Subsidiaries                                       848         601        3,180        2,491       3,240       3,099       1,778
  Amortization of Bond Prepaid Expense               247         230          976          670       1,033       1,043         636
  Amortization of Bond Discount                       99          89          367           30
                                                ----------------------------------------------------------------------------------
     Total Fixed Charges                          12,671      12,492       51,795       42,069      28,867      33,089      37,191
                                                ==================================================================================

Ratio of Earnings to Fixed Charges                   3.5         1.7          3.1          2.2         3.0         2.5         0.8

Insufficient Earnings to Cover Fixed Charges                                                                                 9,197
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